Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 13, 2018, except for Note 2 u), as to which the date is December 27, 2018, with respect to the combined financial statements of OSW Predecessor included in the Proxy Statement of Haymaker Acquisition Corp. that is made a part of the Registration Statement (Form S-4 No. 333-228359) and Prospectus of OneSpaWorld Holdings Limited for the registration of 33,000,000 shares of its common stock and 16,500,000 public warrants.

/s/ Ernst & Young LLP

Miami, Florida

February 13, 2019